Exhibit 3.1
THE COMPANIES ACT (AS REVISED)
EXEMPTED COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
XP Inc.
(adopted by Special Resolution passed on 6 October 2023)
1The name of the Company is XP Inc.
2The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.
3Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.
4Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.
5Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.
6The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
7The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder's shares.
8The share capital of the Company is US$35,000 divided into 3,500,000,000 shares of a nominal or par value of US$0.00001 each which, at the date on which this Memorandum becomes effective, comprise (i) 2,000,000,000 Class A Common Shares; (ii) 1,000,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Third Amended and Restated Articles of Association of the Company); and (iii) 500,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Third Amended and Restated Articles of Association of the Company.
9The Company may exercise the power contained in the Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.
10Capitalised terms that are not defined in this Memorandum bear the meaning given in the Third Amended and Restated Articles of Association of the Company

THE COMPANIES ACT (AS REVISED)
EXEMPTED COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
XP Inc.
(adopted by Special Resolution passed on 6 October 2023)
1Preliminary
1.1The regulations contained in Table A in the First Schedule of the Law shall not apply to the Company and the following regulations shall be the Articles of Association of the Company.
1.2In these Articles:
(a)the following terms shall have the meanings set opposite if not inconsistent with the subject or context:

"Allotment"	shares are taken to be allotted when a person acquires the unconditional right to be included in the Register of Shareholders in respect of those shares;
"Affiliate"	in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;
"Articles"	these third amended and restated articles of association of the Company, as from time to time;
"Audit Committee"	the audit committee of the Company formed by the Board pursuant to Article 24 hereof, or any successor of the audit committee;
"Board" or "Board of Directors"	the board of directors of the Company;

"Board of Officers"	the board of officers comprising three (3) to ten (10) members, one (1) being the chief executive officer, one (1) being the chief financial officer, and the other officers having such designation as the Board of Directors may determine, elected and removed at any time by the Board of Directors;
"Business Combination"	a statutory amalgamation, merger, consolidation, arrangement or other reorganization requiring the approval of the members of one or more of the participating companies as well as a short-form merger or consolidation that does not require a resolution of members;
"Chairman"	the chairman of the Board of Directors appointed in accordance with Article 20.2;
"Class A Common Shares"	class A common shares of a nominal or par value of US$ 0.00001 each in the capital of the Company having the rights provided for in these Articles;
"Class B Common Shares"	class B common shares of a nominal or par value of US$0.00001 each in the capital of the Company having the rights provided for in these Articles;
"Clear days"	in relation to a period of notice means that period excluding both the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"Clearing House"	a clearing house recognized by the laws of the jurisdiction in which shares in the capital of the Company (or depository receipts thereof) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;
"Common Shares"
Class A Common Shares, Class B Common Shares and shares of such other classes as may from time to time be designated by the Board pursuant to these Articles as being common shares for the purposes of Article 5.2;

"Company"	the above named company;
"Company’s Website"	the website of the Company and/or its web-address or domain name;

"Control"	the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;
"Designated Stock Exchange"	the Nasdaq Global Market and any other stock exchange or interdealer quotation system listed in Schedule 4 of the Law on which shares in the capital of the Company are listed or quoted;
"Directors"	the Directors for the time being of the Company or, as the case may be, those Directors assembled as a Board or as a committee of the Board;
"Dividend"	includes a distribution or interim dividend or interim distribution;
"Electronic"	has the same meaning as in the Electronic Transactions Law (as revised);
“Electronic Communication”	a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the SEC’s website) or other electronic delivery methods as otherwise decided and approved by the Board;
"Electronic Record"	has the same meaning as in the Electronic Transactions Law (as revised);
"Electronic Signature"	has the same meaning as in the Electronic Transactions Law (as revised);
"Exchange Act"	the Securities Exchange Act of 1934, as amended of the United States of America;
“Executed”	includes any mode of execution;
"GA"	means General Atlantic (XP) Bermuda, LP, a corporation with head-office in Bermuda;
“Holder”	in relation to any share, the Shareholder whose name is entered in the Register of Shareholders as the holder of the share;
“Incentive Plan”	any incentive plan or scheme established or implemented by the Company pursuant to which any Person who provides services of any kind to the Company or any of its direct or indirect subsidiaries (including, without limitation, any employee, executive, officer, director, consultant, secondee or other provider of services) may receive and/or acquire newly-issued shares of the Company or any interest therein;

“Indemnified Person”	every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company;
“Independent Director”	a Director who is an independent director as defined in the rules of any Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be;
“Islands”	the British Overseas Territory of the Cayman Islands;
“Law”	the Companies Act (as revised);
“Memorandum”	the third amended and restated memorandum of association of the Company, as from time to time amended;
“Month”	a calendar month;
“Ordinary Resolution”	a resolution (i) of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Shareholders entitled to vote present in person or by proxy and voting at the meeting, or (ii) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;
“Other Indemnitors”	persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons’ involvement in the management of the Company;
“Paid up”	paid up as to the par value of the shares and includes credited as paid up;
“Person”	any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity;
“Register of Shareholders”	the register of Shareholders required to be kept pursuant to the Law;
“Seal”	the common seal of the Company including every duplicate seal;

“SEC”	the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Secretary”	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
“Securities Act”	the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;
“Share”	a share in the share capital of the Company, and includes stock (except where a distinction between shares and stock is expressed or implied) and includes a fraction of a share;
"Shareholder"	has the same meaning as member in the Law;
“Signed”	includes an electronic signature or a representation of a signature affixed by mechanical means;
“Special Resolution”	means either: (i) a resolution passed by a majority of at least two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (ii) a resolution approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders aforesaid;
“Subsidiary”
a company is a subsidiary of another company if that other company: (i) holds a majority of the voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it; or if it is a subsidiary of a company which is itself a subsidiary of that other company. For the purpose of this definition the expression “company” includes any body corporate established in or outside of the Islands;

“Treasury Share”	a share held in the name of the Company as a treasury share in accordance with the Law;
“U.S. Person”	a Person who is a citizen or resident of the United States of America;

“Written and in Writing”	includes all modes of representing or reproducing words in visible form including in the form of an electronic record; and
"XP Control"	means XP Control LLC, a Cayman Islands limited liability company.
(b)unless the context otherwise requires, words or expressions defined in the Law shall have the same meanings herein but excluding any statutory modification thereof not in force when these Articles become binding on the Company;
(c)unless the context otherwise requires: (i) words importing the singular number shall include the plural number and vice-versa; (ii) words importing the masculine gender only shall include the feminine gender; and (iii) words importing persons only shall include companies or associations or bodies of person whether incorporated or not;
(d)the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;
(e)the headings herein are for convenience only and shall not affect the construction of these Articles;
(f)references to statutes are, unless otherwise specified, references to statutes of the Islands and, subject to paragraph (b) above, include any statutory modification or re-enactment thereof for the time being in force; and
(g)where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose.
2Formation Expenses
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
3Situation of offices of the Company
3.1The registered office of the Company shall be at such address in the Islands as the Board shall from time to time determine.
3.2The Company, in addition to its registered office, may establish and maintain such other offices, places of business and agencies in the Islands and elsewhere as the Board may from time to time determine.

4Shares
4.1
(a)Subject to the rules of any Designated Stock Exchange and to the provisions, if any, in the Memorandum and these Articles, the Board has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the capital of the Company without the approval of Shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide, provided, however, that no share shall be issued at a discount, except in accordance with the provisions of the Law.
(b)In particular and without prejudice to the generality of paragraph (a) above, the Board is hereby empowered pursuant to this Article 4 to authorise by resolution or resolutions from time to time and without the approval of Shareholders;
(i)the creation of one or more classes or series of preferred shares, to cause to be issued such preferred shares and to fix the designations, powers, preferences and relative participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting rights and powers (including full or limited or no voting rights or powers) and liquidation preferences, and to increase or decrease the number of shares comprising any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series;
(ii)to designate for issuance as Class A Common Shares or Class B Common Shares from time to time any or all of the authorised but unissued shares of the Company which have not at that time been designated by the Memorandum or by the Directors as being shares of a particular class;
(iii)to create one or more further classes of shares which represent common shares for the purposes of Article 5.2; and
(iv)to re-designate authorised but unissued Class B Common Shares from time to time as shares of another class.
(c)The Company shall not issue shares or warrants to bearer.
(d)Subject to the rules of any Designated Stock Exchange, the Board shall have general and unconditional authority to issue options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company to such persons, on such terms and conditions and at such times as the Board may decide.
4.2Notwithstanding Article 4.1, at any time when there are Class A Common Shares in issue, Class B Common Shares may only be issued pursuant to:
(a)a share-split, subdivision or similar transaction or as contemplated in Articles 5.5 or 11.1(a)(iv) below;
(b)a Business Combination involving the issuance of Class B Common Shares as full or partial consideration; or
(c)an issuance of Class A Common Shares, whereby holders of Class B Common Shares are entitled to purchase a number of Class B Common Shares that would allow them to maintain their proportional ownership and voting interest in the Company pursuant to Article 4.3.
4.3With effect from the date on which any Class A Common Shares are first admitted to trading on a Designated Stock Exchange, subject to Articles 4.4, 4.5 and 4.6, the Company shall not issue Class A Common Shares to a person on any terms unless:
(a)it has made an offer to each person who holds Class B Common Shares in the Company to issue to him on the same economic terms such number of Class B Common Shares as would ensure that the proportion in number of the issued Common Shares held by him as Class B Common Shares after the issuance of such Class A Common Shares will be as nearly as practicable equal to the proportion in number of the issued Common Shares held by him as Class B Common Shares before the said issuance; and
(b)the period during which any such offer may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made.
An offer made pursuant to this Article 4.3 may be made in either hard copy or by electronic communication, must state a period during which it may be accepted and the offer shall not be withdrawn before the end of that period. The period referred to must be at least 14 days beginning with the date on which the offer is deemed to be delivered in accordance with Article 35.
4.4An offer shall not be regarded as being made contrary to the requirements of Article 4.3 by reason only that:
(a)fractional entitlements are rounded or otherwise settled or sold at the discretion of the Board; or
(b)no offer of Class B Common Shares is made to a shareholder where the making of such an offer would in the view of the Board pose legal or practical problems in or under the laws or securities rules of any territory or the requirements of any regulatory body or stock exchange such that the Board considers it is necessary or expedient in the interests of the Company to exclude such shareholder from the offer; or
(c)the offer is conditional upon the said issue of Class A Common Shares proceeding.

4.5The provisions of Article 4.3 do not apply in relation to the issue of:
(a)Class A Common Shares if these are, or are to be, wholly or partly paid up otherwise than in cash;
(b)Class A Common Shares which would, apart from any renunciation or assignment of the right to their allotment, be held under or issued pursuant to an Incentive Plan; and
(c)Class A Common Shares issued in furtherance of an initial public offering of shares of the Company (IPO) or issued to underwriters in connection with an IPO pursuant to any over-allotment options granted by the Company.
4.6The holders of two-thirds of Class B Common Shares in issue may authorise the Board to issue Class A Common Shares for cash in the context of a public offering and, on the granting of such an authority, the Board shall have the power to issue (pursuant to that authority) Class A Common Shares for cash as if Article 4.3 above did not apply to:
(a) one or more issuances of Class A Common Shares to be made pursuant to that authority; and/or
(b) such issuances with such modifications as may be specified in that authority, and unless previously revoked, that authority shall expire on the date (if any) specified in the authority or, if no date is specified, 6 months after the date on which the authority is granted, but the Company may before the power expires make an offer or agreement which would or might require Class A Common Shares to be issued after it expires.
4.7The Company may issue fractions of a share of any class and a fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contribution, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of that class of shares.
4.8Except as required by Law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share (except only as by these Articles or by law otherwise provided) or any other rights in respect of any share except an absolute right to the entirety thereof in the holder.

4.9
(a)If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by these Articles or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll;
(b)For the purposes of this Article 4.9, the Directors may treat all classes of shares or any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration.
(c)The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by:
(i)the creation or issue of further shares ranking pari passu therewith;
(ii)by the redemption or purchase of any shares of any class by the Company;
(iii)the cancellation of authorised but unissued shares of that class; or
(iv)the creation or issue of shares with preferred or other rights including, without limitation, the creation of any class or issue of shares with enhanced or weighted voting rights.
(d)The rights conferred upon holders of Class A Common Shares shall not be deemed to be varied by the creation or issue from time to time of further Class B Common Shares and the rights conferred upon holders of Class B Common Shares shall not be deemed to be varied by the creation or issue from time to time of further Class A Common Shares.
4.10The Directors may accept contributions to the capital of the Company otherwise than in consideration of the issue of shares and the amount of any such contribution may, unless otherwise agreed at the time such contribution is made, be treated by the Company as a distributable reserve, subject to the provisions of the Law and these Articles.
5Class A Common Shares and Class B Common Shares
5.1Holders of Class A Common Shares and Class B Common Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Common Shares and Class B Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Shareholders in general meetings. Each Class A Common Share shall entitle the holder to one (1) vote on all matters subject to a vote at general meetings of the Company, and each Class B Common Share shall entitle the holder to ten (10) votes on all matters subject to a vote at general meetings of the Company.

5.2Without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares established pursuant to the Memorandum and/or these Articles from time to time, holders of Common Shares shall:
(a)be entitled to such dividends as the Board may from time to time declare;
(b)in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and
(c)generally be entitled to enjoy all of the rights attaching to shares.
5.3In no event shall Class A Common Shares be convertible into Class B Common Shares.
5.4Class B Common Shares shall be convertible into Class A Common Shares as follows:
(a)Right of Conversion. Class B Common Shares shall be convertible into the same number of Class A Common Shares, on a share-to-share basis, in the following manner:
(1)a holder of Class B Common Shares has the right to call upon the Company to effect a conversion of all or any of his Class B Common Shares which right shall be exercised, at any time after issue and without payment of any additional sum, by notice in writing given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of the said notice);
(2)immediately prior to any transfer through a Designated Stock Exchange, a Class B Common Share shall automatically convert into a Class A Common Share without further action by the holder; and
(3)Notwithstanding the foregoing, if, at any time, the total number of votes of the issued and outstanding Class B Shares represents less than 10% of the voting share rights of the Company, the Class B Common Shares then in issue shall automatically and immediately be converted into Class A Common Shares and no Class B Common Shares shall be issued by the Company thereafter.
(b)Mechanics of Conversion. Before any holder of Class B Common Shares shall be entitled to convert such Class B Common Shares into Class A Common Shares pursuant to sub-paragraph (a) above, the holder shall, if available, surrender the certificate or certificates therefor, duly endorsed (where applicable), at the registered office of the Company.

Upon the occurrence of one of the bases of conversion provided for in sub-paragraph (a) above, the Company shall enter or procure the entry of the name of the relevant holder of Class B Common Shares as the holder of the relevant number of Class A Common Shares resulting from the conversion of the Class B Common Shares in, and make any other necessary and consequential changes to, the Register of Shareholders and shall procure that certificate(s) in respect of the relevant Class A Common Shares, together with a new certificate for any unconverted Class B Common Shares comprised in the certificate(s) surrendered by the holder of the Class B Common Shares, are issued to the holders of the Class A Common Shares and Class B Common Shares, as the case may be, if so requested.
Any conversion of Class B Common Shares into Class A Common Shares pursuant to this Article 5 shall be effected by means of the re-designation and re-classification of the relevant Class B Common Share as a Class A Common Share together with such rights and restrictions for the time being attached thereto and shall rank pari passu in all respects with the Class A Common Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Shareholders to record the re-designation and re-classification of the relevant Class B Common Shares as Class A Common Shares.
If the conversion is in connection with a public offering of securities or any other sale of securities that is implemented through a Designated Stock Exchange, the conversion may, at the option of any holder tendering such Class B Common Shares for conversion, be conditional upon the closing of the sale of securities pursuant to such offering or sale, in which event any persons entitled to receive Class A Common Shares upon conversion of such Class B Common Shares shall not be deemed to have converted such Class B Common Shares until immediately prior to the closing of such sale of securities.
The Directors shall ensure that there are always a sufficient number of authorised but unissued Class A Common Shares available for issuance in connection with a conversion of any issued and outstanding Class B Common Shares.
(c)Effective upon and with effect from the conversion of a Class B Common Share into a Class A Common Share in accordance with this Article 5.4, the converted share shall be re-designated as and be treated for all purposes as a Class A Common Share and shall carry the rights and be subject to the restrictions attaching to Class A Common Shares including, without limitation, the right to one vote on matters subject to a vote at general meetings of the Company
5.5No subdivision of Class A Common Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class B Common Shares are concurrently and similarly subdivided to maintain the same proportion of Class B Common Shares and Class A Commons Shares as before the subdivision, and no subdivision of Class B Common Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class A Common Shares are concurrently and similarly subdivided to maintain the same proportion of Class B Common Shares and Class A Common Shares as before the subdivision.

5.6No consolidation of Class A Common Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Common Shares are concurrently and similarly consolidated to maintain the same proportion of Class B Common Shares and Class A Commons Shares as before the consolidation, and no consolidation of Class B Common Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time may be effected unless Class A Common Shares are concurrently and similarly consolidated, to maintain the same proportion of Class B Common Shares and Class A Common Shares as before the consolidation.
5.7In the event that a dividend or other distribution is paid by the issue of Class A Common Shares or Class B Common Shares or rights to acquire Class A Common Shares or Class B Common Shares (i) holders of Class A Common Shares shall receive Class A Common Shares or rights to acquire Class A Common Shares, as the case may be; and (ii) holders of Class B Common Shares shall receive Class B Common Shares or rights to acquire Class B Common Shares, as the case may be.
5.8No Business Combination (whether or not the Company is the surviving entity) shall proceed unless by the terms of such transaction: (i) the holders of Class A Common Shares have the right to receive, or the right to elect to receive, the same form of consideration (as shall be adjusted, in the case of share or equivalent consideration, by the Directors so as to account for the different economic and voting rights that exist or may exist between such consideration and the share classes) as the holders of Class B Common Shares, and (ii) the holders of Class A Common Shares have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Shares. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied.
5.9No tender or exchange offer to acquire any Class A Common Shares or Class B Common Shares by any third party pursuant to an agreement to which the Company is to be a party, nor any tender or exchange offer by the Company to acquire any Class A Common Shares or Class B Common Shares shall be approved by the Company unless by the terms of such transaction: (i) the holders of Class A Common Shares shall have the right to receive, or the right to elect to receive, the same form of consideration (as shall be adjusted, in the case of share or equivalent consideration, by the Directors so as to account for the different economic and voting rights that exist or may exist between such consideration and the share classes) as the holders of Class B Common Shares, and (ii) the holders of Class A Common Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Shares. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied.
5.10Save and except for voting rights and conversion rights and as otherwise set out in Article 4.3 and in this Article 5, Class A Common Shares and the Class B Common Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions and share ratably and otherwise be identical in all respects as to all matters.

6Share Certificates
6.1A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer or conversion shall be cancelled and subject to these Articles and, save as provided in Articles 6.3, 7 and 8below and in the case of a conversion of shares pursuant to Article 5, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.
6.2Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.
6.3If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
7Lien
7.1The Company shall have a first and paramount lien on every share (not being a share which is fully paid as to its par value and share premium) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share (including any premium payable). The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to any amount in respect of it.
7.2The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.
7.3To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity or invalidity in the proceedings in reference to the sale.
7.4The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold, if any, and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

8Calls on Shares and Forfeiture
8.1Subject to the terms of allotment, the Directors may make calls upon the Shareholders in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Shareholder shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.
8.2A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.
8.3The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.
8.4If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at an annual rate of ten percent (10%), but the Directors may waive payment of the interest wholly or in part.
8.5An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call, and if it is not paid when due, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.
8.6Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.
8.7If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid, together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.
8.8If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.
8.9Subject to the provisions of the Law, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person, and at any time before a sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where, for the purposes of its disposal a forfeited share is to be transferred to any person, the Directors may authorise any person to execute an instrument of transfer of the share to that person.

8.10A person any of whose shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited, if any, but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at an annual rate of ten percent (10%), from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.
8.11A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.
9Transfer of Shares
9.1Subject to these Articles, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by any Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a Clearing House, by hand or by electronic signature or by such other manner of execution as the Board may approve from time to time. Without prejudice to the generality of the foregoing, title to listed shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange on which such shares are listed.
9.2The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 9.1, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers including, where applicable, in accordance with the laws and rules applicable to the Designated Stock Exchange. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Shareholders in respect thereof. Nothing in these Articles shall preclude the Board from recognizing a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.
9.3The Board may in its absolute discretion and without giving any reason therefor, refuse to register a transfer of any share:
(a)that is not fully paid up (as to both par value and any premium) to a person of whom it does not approve;
(b)issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists;
(c)to more than four joint holders; or

(d)on which the Company has a lien.
9.4Without limiting the generality of Article 9.3, the Board may also decline to recognise any instrument of transfer unless:
(a)the instrument of transfer is in respect of only one class of shares;
(b)the Shares are fully paid (as to both par value and any premium) and free of any lien;
(c)the instrument of transfer is lodged at the registered office or such other place at which the Register of Shareholders is kept in accordance with the Law accompanied by any relevant share certificate(s), if any, and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and
(d)if applicable, the instrument of transfer is duly and properly stamped.
9.5If the Directors refuse to register a transfer of a share, they shall within two (2) months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.
9.6The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of any Designated Stock Exchange, be suspended and the Register of Shareholders be closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.
9.7The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
10Transmission of Shares
10.1If a Shareholder dies, the survivor, or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders shall be the only persons recognised by the Company as having any title to his interest; but nothing in these Articles shall release the estate of a deceased Shareholder from any liability in respect of any share which had been jointly held by him.
10.2A person becoming entitled to a share in consequence of the death or bankruptcy of a Shareholder may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Shareholder and the death or bankruptcy of the Shareholder had not occurred.

10.3A person becoming entitled to a share by reason of the death or bankruptcy of a Shareholder shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of such share to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.
11Changes of Capital
11.1
(a)Subject to and in so far as permitted by the provisions of the Law and these Articles, the Company may from time to time by Ordinary Resolution alter or amend the Memorandum to:
(i)increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
(ii)consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;
(iii)convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
(iv)sub-divide its existing shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum provided that in the subdivision, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and
(v)cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.
(b)Except so far as otherwise provided by the conditions of issue, the new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.
11.2Whenever as a result of a consolidation of shares any Shareholders would become entitled to fractions of a share, the Directors may, on behalf of those Shareholders, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Shareholders, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.
11.3The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner and with and subject to any incident, consent, order or other matter required by law.

12Redemption and Purchase of Own Shares
12.1Subject to the provisions of the Law and these Articles, the Company may:
(a)issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may, before the issue of shares, determine;
(b)purchase its own shares (including any redeemable shares) in such manner and on such terms as the Directors may determine and agree with the relevant Shareholder; and
(c)make a payment in respect of the redemption or purchase of its own shares in any manner authorised by the Law, including out of capital.
12.2The Directors may, when making a payment in respect of the redemption or purchase of shares, if so authorised by the terms of issue of the shares (or otherwise by agreement with the holder of such shares) make such payment in cash or in specie (or partly in one and partly in the other).
12.3Upon the date of redemption or purchase of a share, the holder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive (i) the price therefor and (ii) any dividend which had been declared in respect thereof prior to such redemption or purchase being effected) and accordingly his name shall be removed from the Register of Shareholders with respect thereto and the share shall be cancelled.
13Treasury Shares
13.1The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
13.2The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
14Register of Shareholders
14.1The Company shall maintain or cause to be maintained an overseas or local Register of Shareholders in accordance with the Law.
14.2The Directors may determine that the Company shall maintain one or more branch registers of Shareholders in accordance with the Law. The Directors may also determine which Register of Shareholders shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

15Closing Register of Shareholders or Fixing Record Date
15.1For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the Register of Shareholders shall be closed for transfers for a stated period which shall not in any case exceed thirty (30) days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders, the Register shall be so closed for at least ten (10) clear days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.
15.2In lieu of, or apart from, closing the Register of Shareholders, the Directors may fix, in advance or in arrears, a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, provided that such a record date shall not exceed forty (40) clear days prior to the date where the determination will be made.
15.3If the Register of Shareholders is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or posted or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.
16General Meetings
16.1An annual general meeting of the Company may at the discretion of the Board be held in the year in which these Articles are adopted and shall be held in each year thereafter. The Company may, but shall not (unless required by the Law) be obliged to, in each year hold any other general meeting.
16.2The agenda of the annual general meeting shall be set by the Board and shall include the presentation of the Company’s annual accounts and the report of the Directors (if any).
16.3Annual general meetings shall be held in the City of São Paulo, State of São Paulo, Brazil or in such other places as the Directors may unanimously determine.
16.4All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.
16.5The Directors may, whenever they think fit, convene an extraordinary general meeting of the Company, and they shall on a Shareholders’ requisition in accordance with these Articles forthwith proceed to convene an extraordinary general meeting of the Company.

16.6A Shareholders’ requisition is a requisition of one or more Shareholders holding at the date of deposit of the requisition shares representing in the aggregate not less than one-third of the votes entitled to be cast at general meetings of the Company.
16.7The Shareholders’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.
16.8If there are no Directors as at the date of the deposit of the Shareholders’ requisition or if the Directors do not within fourteen (14) days from the date of the deposit of the Shareholders’ requisition duly proceed to convene a general meeting to be held within a further fourteen (14) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three (3) months after the expiration of the first said fourteen (14) day period.
16.9A general meeting convened as aforesaid by requisitionists shall be convened in as close to the same manner as possible as that in which general meetings are to be convened by Directors.
16.10Save as set out in Articles 16.1 to 16.9, the Shareholders have no right to propose resolutions to be considered or voted upon at annual general meetings or extraordinary general meetings of the Company.
17Notice of General Meetings
17.1At least eight days’ notice specifying the place, the day and the hour of each general meeting and the general nature of such business to be transacted thereat shall be given in the manner hereinafter provided, including, but not limited to, as described in Article 35, or in such other manner (if any) as may be prescribed by Ordinary Resolution, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)in the case of an annual general meeting, by all of the Shareholders entitled to attend and vote thereat; and
(b)in the case of an extraordinary general meeting, by a majority in number of the Shareholders having a right to attend and vote at the meeting, together holding not less than 95%, in par value of the Shares giving that right.
17.2The non-receipt of notice of a meeting that was sent to the correct address by any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

18Proceedings at General Meetings
18.1No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Shareholders holding not less than fifty percent (50%) in aggregate of the voting power of all Shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall represent a quorum.
18.2If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, a second meeting may be called with at least five (5) days’ notice to Shareholders specifying the place, the day and the hour of the second meeting, as the Directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Shareholders present shall be a quorum.
18.3A person may participate in a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a Shareholder in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.
18.4The Chairman or any other person appointed by the Directors shall preside as chairman of the meeting, but if neither the Chairman nor such person appointed by the Directors is present within fifteen (15) minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman. If no Director is willing to act as chairman, or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Shareholders present in person or by proxy and entitled to vote shall choose one of their number to be chairman.
18.5The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman of the meeting shall announce at each such meeting the date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at such meeting.
18.6A Director shall, notwithstanding that he is not a Shareholder, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

18.7The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice shall be given in the manner herein provided, including, but not limited to, as described in Article 35, specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.
18.8At each meeting of the Shareholders, all corporate actions, including the election of Directors, to be taken by vote of the Shareholders (except as otherwise required by applicable law and except as otherwise provided in these Articles) shall be authorised by Ordinary Resolution. Where a separate vote by a class or classes or series is required, save as provided in Article 4.9, the affirmative vote of the majority of Shares of such class or classes or series present in person or represented by proxy at the meeting and voting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such class or series).
18.9At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.
18.10A poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be Shareholders) and fix a place and time for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken.
18.11In the case of equality of votes, the chairman of the meeting shall not be entitled to a casting vote and the resolution shall fail.
18.12If for so long as the Company has only one Shareholder:
(a)in relation to a general meeting, the sole Shareholder or a proxy for that Shareholder or (if the Shareholder is a corporation) a duly authorised representative of that Shareholder is a quorum and Article 18.1is modified accordingly;
(b)the sole Shareholder may agree that any general meeting be called by shorter notice than that provided for by these Articles; and
(c)all other provisions of these Articles apply with any necessary modification (unless the provision expressly provides otherwise).
19Votes of Shareholders
19.1Subject to any rights or restrictions attached to any shares (including without limitation the enhanced voting rights attaching to Class B Common Shares provided for in Article 5), every Shareholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative (not being himself a Shareholder entitled to vote) or by proxy, shall on a poll have one vote for every share of which he is the holder (or, in the case of a Class B Common Share, ten (10) votes for every Class B Common Share of which he is the holder).

19.2In the case of joint holders, the vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register of Shareholders.
19.3A Shareholder in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the registered office of the Company, or at such other place as is specified in accordance with these Articles for the deposit or delivery of forms of appointment of a proxy, or in any other manner specified in these Articles for the appointment of a proxy, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.
19.4No Shareholder shall, unless the Directors otherwise determine, be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy or by a corporate representative, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.
19.5No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.
19.6Votes may be given either personally or by proxy. Deposit or delivery of a form of appointment of a proxy does not preclude a Shareholder from attending and voting at the meeting or at any adjournment of it, save that only the Shareholder or his proxy may cast a vote.
19.7A Shareholder entitled to more than one vote need not, if he votes, use all his votes or cast all votes he uses the same way.
19.8Subject as set out herein, an instrument appointing a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the appointor save that, subject to the Law, the Directors may accept the appointment of a proxy received in an electronic communication at an address specified for such purpose, on such terms and subject to such conditions as they consider fit. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment pursuant to this Article.
19.9Subject to Article 19.10 below, the form of appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the Directors may:
(a)in the case of an instrument in writing, be left at or sent by post to the registered office of the Company or such other place within the Islands or elsewhere as is specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;
(b)in the case of an appointment of a proxy contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:
(i)in the notice convening the meeting; or
(ii)in any form of appointment of a proxy sent out by the Company in relation to the meeting; or
(iii)in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;
be received at such address at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;
(a)in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited or delivered as required by paragraphs (a) or (b) of this Article after the poll has been demanded and at any time before the time appointed for the taking of the poll; or
(b)where the poll is taken immediately but is taken not more than forty-eight (48) hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;
and a form of appointment of proxy which is not deposited or delivered in accordance with this Article or Article 19.10 is invalid.
19.10Notwithstanding Article 19.9 above, the Directors may by way of note to or in any document accompanying the notice of a general meeting (or adjourned meeting) fix the latest time by which the appointment of a proxy must be communicated to or received by the Company (being not more than 48 hours before the relevant meeting).
19.11A vote or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the registered office of the Company or, in the case of a proxy, any other place specified for delivery or receipt of the form of appointment of proxy or, where the appointment of a proxy was contained in an electronic communication, at the address at which the form of appointment was received, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

19.12Any corporation or other non-natural person which is a Shareholder of the Company may in accordance with its constitutional documents, or, in the absence of such provision, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.
19.13If a Clearing House (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company, it may, by resolution of its directors or other governing body or by power or attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of shareholders of the Company, provided that, if more than one Person is so authorised, the authorisation shall specify the number and class of shares in respect of which such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and class of shares specified in such authorisation.
20Number of Directors and Chairman
20.1The Board shall consist of such number of Directors as a majority of the Directors then in office may determine from time to time, being up to twelve (12) Directors on the date of the adoption of these Articles.
20.2The Board of Directors shall have a chairman of the Board of Directors elected and appointed by the Directors. The Directors may also elect a vice-chairman of the Board of Directors. The period for which the Chairman and the vice-chairman shall hold office shall also be determined by the Directors. The Chairman shall preside as chairman at every meeting of the Board of Directors at which he is present. Where the Chairman is not present at a meeting of the Board of Directors, the vice-chairman of the Board of Directors (if any) shall act as chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.
21Appointment, Disqualification and Removal of Directors
21.1Save as provided in Article 21.3, Directors shall be elected by an Ordinary Resolution.
Term of Office
21.2Every Director and officer shall be appointed for a two year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

21.3Any vacancies on the Board arising other than upon the removal of a Director by resolution passed at a general meeting can be filled by the remaining Director(s) (notwithstanding that the remaining Director(s) may constitute fewer than the number of Directors required by Article 20.1 or fewer than is required for a quorum pursuant to Article 27.1) and the Directors may appoint any person as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Any such appointment shall be as an interim Director to fill such vacancy until the next annual general meeting (and such appointment shall terminate at the commencement of the annual general meeting).
21.4There is no age limit for Directors of the Company.
21.5No shareholding qualification shall be required for a Director. A Director who is not a Shareholder shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.
21.6While any shares of the Company are admitted to trading on a Designated Stock Exchange, the Board must at all times comply with the residency and citizenship requirements of securities laws of the United States applicable to foreign private issuers and shall at no time have a majority of Directors who are U.S. Persons. Notwithstanding any other provision in these Articles, no appointment or election of a U.S. Person as a Director shall be permitted if such appointment or election would have the effect of creating a majority of Directors who are U.S. Persons, and any such appointment or election shall be disregarded for all purposes.
21.7Directors may be removed (with or without cause) by Ordinary Resolution. The notice of general meeting must contain a statement of the intention to remove the Director and must be served on the Director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
21.8The office of a Director shall be vacated automatically if:
(a)he or she becomes prohibited by law from being a Director;
(b)he or she becomes bankrupt or makes any arrangement or composition with his creditors generally;
(c)he or she dies or is, in the opinion of all his co-Directors, incapable by reason of mental disorder of discharging his duties as Director;
(d)he or she resigns his or her office by notice to the Company; or
(e)he or she has for more than six (6) months been absent without permission of the Directors from meetings of Directors held during that period and the remaining Directors resolve that his or her office be vacated.
22Alternate Directors
22.1Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

22.2An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors (in place of his appointor) and generally to perform all the functions of his appointor as a Director in his absence.
22.3An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
22.4Any appointment or removal of an alternate Director shall be by written notice to the Company at its registered office, signed by the Director making or revoking the appointment, or in any other manner approved by the Directors.
22.5Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.
23Powers of Directors
23.1Subject to the provisions of the Law, to the Memorandum and these Articles, to any directions given by Ordinary Resolution and to the listing rules of any Designated Stock Exchange, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
23.2The Board may exercise all the powers of the Company to raise capital or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.
Business Plan
23.3A business plan of the Company shall be prepared by the Board of Officers and submitted to the Board of Directors for its approval, which plan shall include: (i) in general terms, guidelines for the strategic direction of the Company and its Subsidiaries' businesses for a forward looking period of five (5) years; and (ii) details of anticipated material capital expenditures (“Business Plan”).
Annual Budget
23.4An annual budget of the Company shall be prepared by the Board of Officers and submitted to the Board of Directors for its approval, and shall contain, for each month:
(a)a detailed plan of operations of the Company and its Subsidiaries;
(b)comments from the Board of Directors and Board of Officers; and

(c)the individual and consolidated balance sheet, income statement, and projected cash flow, containing details of value, nature and term for each item of revenue, expense or capital expenditures (“Annual Budget”).
The Directors shall be invited to take part in the discussions related to the preparation of the Annual Budget by the Board of Officers prior to the submission thereof to the Board of Directors for its approval.
Incumbency of the Board of Directors/Reserved Matters
23.5Without prejudice to other matters that fall under the powers of the Board of Directors as provided for in applicable Law and in these Articles, the Board of Directors shall:
(a)approve the Business Plan of the Company, which shall cover all its businesses and the business of its Subsidiaries;
(b)approve the Annual Budget of the Company, which shall cover its Subsidiaries; and
(c)approve any transactions related to the Company and/or its Subsidiaries, which transactions shall include: any association with other companies, mergers, spin-offs, incorporations, partnerships, profit sharing agreements, any acquisitions or sales of any assets that are similar to such transactions.
24Delegation of Directors' Powers
24.1Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the offices of chief executive officer, chief operating officer and chief financial officer, one or more vice presidents, managers or controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) and with such powers and duties as the Directors may think fit. Subject to the overall authority of the Board of Directors to supervise the Company’s affairs on a regular basis, the day-to-day operations, business and activities of the Company shall be exercised by the Board of Officers, which may act on behalf of the Company by the signature of at least two (2) members of the Board of Officers.
24.2Without limiting the generality of Article 24.1, the Directors may appoint one or more of their body to the office of managing Director or to any other executive office under the Company, and the Company may enter into an agreement or arrangement with any Director for his/her employment, subject to applicable law and any listing rules of the SEC or any Designated Stock Exchange, or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they think fit. Any appointment of a Director to an executive office shall terminate automatically if he ceases to be a Director but without prejudice to any claim to damages for breach of the contract of service between the Director and the Company.

24.3The Directors and/or the Board of Officers (with a minimum of two (2) officers acting jointly) may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.
24.4Subject to applicable law and the listing rules of any Designated Stock Exchange, the Directors may delegate any of their powers to any committee (including, without limitation, an Audit Committee), consisting of one or more persons. They may also delegate to any executive officer or committee of executive officers (including, without limitation, the Board of Officers) such of their powers as they consider desirable to be exercised by him or them. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying. Where a provision of these Articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee. Any Indemnified Person who acts on behalf of the Company without due authority shall be personally liable to the Company for any loss suffered by it as a consequence of the action.
Audit Committee Members to be Directors
24.5Any Person appointed to the Audit Committee by the Board of Directors shall, upon such appointment, automatically become a Director (to the extent not already a Director).
24.6Without limiting the generality of Article 24.4, the Board shall establish a permanent Audit Committee and, where such committee is established, the Board may adopt formal written charters for such committee and, if so, shall review and assess the adequacy of such formal written charters on an annual basis. This committee shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to Article 24.4 and as required by the rules of the Designated Stock Exchange or applicable law. The Audit Committee shall consist of such number of directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by any Designated Stock Exchange). For so long as any class of Shares is listed on a Designated Stock Exchange, the Audit Committee shall be made up of such number of Independent Directors as is required from time to time by the rules of the Designated Stock Exchange or otherwise required by applicable law.
24.7At least one (1) member of the Audit Committee will be an audit committee financial expert as determined by the rules adopted by the Designated Stock Exchange. Such financial expert shall have a special past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.
24.8The Board of Directors shall consider, in good faith, all reasonable recommendations in writing made by the Audit Committee to the Board of Directors. The Board of Directors shall, after consultation with the Company’s independent auditor, reasonably justify in writing the reasons for not following a written recommendation of the Audit Committee.

25Remuneration and Expenses of Directors
25.1The Directors shall be entitled to such remuneration as the Board may determine and, unless otherwise determined, the remuneration shall be deemed to accrue from day to day.
25.2Members of the Audit Committee may be paid annual compensation in the form of a fixed salary in such amount as the Board may determine.
25.3A Director who at the request of the Directors goes or resides outside of the Islands, makes a special journey or performs a special service on behalf of the Company may be paid such reasonable additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses as the Directors may decide.
25.4The Directors may be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.
26Directors' Interests
26.1Subject to the Law and listing rules of any Designated Stock Exchange, if a Director has disclosed to the other Directors the nature and extent of any direct or indirect interest which the Director has in any transaction or arrangement with the Company, a Director notwithstanding his office:
(a)may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;
(b)may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and
(c)shall not by reason of his office be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
26.2For the purposes of Article 26.1:
(a)a general notice given to the Directors to the effect that (1) a Director is a member or officer of a specified company or firm and is to be regarded as having an interest in any transaction or arrangement which may after the date of the notice be made with that company or firm; or (2) a Director is to be regarded as interested in any transaction or arrangement which may after the date of the notice be made with a specified person who is connected with him or her shall be deemed to be a sufficient disclosure that the Director has an interest of the nature and extent so specified; and
(b)an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

26.3A Director must disclose any direct or indirect interest in any transaction or arrangement with the Company, and following a declaration being made pursuant to these Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of any Designated Stock Exchange, and unless disqualified by the chairman of the relevant meeting, a Director may vote in respect of any such transaction or arrangement in which such Director is interested and may be counted in the quorum at such meeting.
26.4Notwithstanding the foregoing, no “Independent Director” (as defined herein) and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.
27Proceedings of Directors
27.1Subject to Article 27.6 below, the quorum for the transaction of the business of the Directors shall be a simple majority of the Directors then in office. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum, but one such Director shall not constitute a quorum on his own.
27.2Subject to the provisions of these Articles, the Directors may regulate their proceedings as they determine is appropriate. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.
27.3Meetings of the Directors shall be held at least once every calendar quarter and shall take place in the City of São Paulo, State of São Paulo, Brazil.
27.4A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.
27.5A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (a duly appointed alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointor and in his capacity as a Director) shall be as valid and effective as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. Unless otherwise provided by its terms, such a resolution shall be effective from the date and time of the last signature.

27.6A Director or alternate Director may, and another officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least eight (8) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. If the quorum for such a meeting of the Directors is not satisfied in the first instance, a second meeting can be called in the same manner set forth in the preceding sentence but by at least five (5) days notice, at which meeting the quorum for the transaction of the business of the Directors shall be one Director. To any such notices of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Shareholders shall apply mutatis mutandis.
27.7Notwithstanding Article 27.6, if all Directors so agree in writing to the meeting, a Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director may, call a meeting of the Directors on shorter notice than is provided for in Article 27.6 by notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered.
27.8The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
27.9All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.
27.10A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the conclusion of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
28Secretary, Board of Officers and Other Officers
The Directors may by resolution appoint a Secretary, any officer to the Board of Officers and also such other officers as may from time to time be required upon such terms as to the duration of office, remuneration and otherwise as they may think fit PROVIDED THAT, the Directors may only appoint persons as directors of the Company in accordance with Article 21.3. Such Secretary, members of the Board of Officers and such other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide. The Directors may by resolution remove from that position any Secretary, member of the Board of Officers or such other officers appointed pursuant to this Article.

29Minutes
The Directors shall cause minutes to be made in books kept for the purposes of recording:
(a)all appointments of officers made by the Directors; and
(b)all resolutions and proceedings of meetings of the Company, of the holders of any class of shares in the Company and of the Directors and of committees of Directors, including the names of the Directors present at each such meeting.
30Seal
30.1The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors. The Directors may determine who shall sign any instrument to which the Seal is affixed, and unless otherwise so determined every such instrument shall be signed by a Director or by such other person as the Directors may authorise.
30.2The Company may have for use in any place or places outside the Islands a duplicate Seal or Seals, each of which shall be a reproduction of the Seal of the Company and, if the Directors so determine, shall have added on its face the name of every place where it is to be used.
30.3The Directors may by resolution determine (i) that any signature required by this Article need not be manual but may be affixed by some other method or system of reproduction or mechanical or electronic signature and/or (ii) that any document may bear a printed reproduction of the Seal in lieu of affixing the Seal thereto.
30.4No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of the delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same or affixed the Seal thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office and authority on behalf of the Company.
31Dividends
31.1Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends (including interim dividends) in accordance with the respective rights of the Shareholders, but no dividend shall exceed the amount recommended by the Directors.
31.2Subject to the provisions of the Law, the Directors may declare dividends in accordance with the respective rights of the Shareholders and authorise payment of the same out of the funds of the Company lawfully available therefor.
31.3The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the capital of the Company) as the Directors may from time to time think fit.

31.4Except as otherwise provided by the rights attached to shares and subject to Article 15, all dividends shall be paid in proportion to the number of shares a Shareholder holds as of the date the dividend is declared; save that (a) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (b) where the Company has shares in issue which are not fully paid up (as to par value) the Company may pay dividends in proportion to the amount paid up on each share.
31.5The Directors may deduct from a dividend or other amounts payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.
31.6Any Ordinary Resolution or Directors’ resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to such distribution, the Directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any Shareholder upon the footing of the value so fixed in order to adjust the rights of Shareholders and may vest any assets in trustees.
31.7Any dividend or other moneys payable on or in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the Register of Shareholders or to such person and to such address as the person or persons entitled may in writing direct. Subject to any applicable law or regulations, every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.
31.8No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.
31.9Any dividend which has remained unclaimed for six years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.
32Financial Year, Accounting Records and Audit
32.1Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January each year.
32.2The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. The books of account shall be kept at the registered office or at such other place or places, including Brazil, as the Directors think fit, and shall always be open to the inspection of the Directors.

32.3No Shareholder shall be entitled to require discovery of or any information with respect to any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the Shareholders of the Company to communicate to the public.
32.4The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books and corporate records of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law, the listing rules of any Designated Stock Exchange or authorised by the Directors.
32.5Subject to Articles 32.4, and 32.6 a printed copy of the Directors’ report, if any, accompanied by the consolidated statements of financial position, profit or loss, comprehensive income (loss), cash flows and changes in shareholders’ equity, including every document required by the Law to be annexed thereto, made up to the end of the applicable financial year, shall be sent to the Shareholders at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 16, provided that this Article 32.5 shall not require a copy of those documents to be sent to any person whose address the Company is not aware of or to more than one of the joint holders of any shares.
32.6The requirement to send to a person referred to in Article 32.5 the documents referred to in that Article shall be deemed satisfied where, in accordance with all applicable laws, rules and regulations, including, without limitation, the rules of any Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 32.5 on the Company’s Website, transmits it to SEC’s website or in any other permitted manner (including by sending any other form of electronic communication), and that person has agreed or is deemed by the Company to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.
32.7Subject to applicable law and to the rules of any Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by the Directors.
32.8The Directors, having considered the recommendations of the Audit Committee, shall appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Board, and shall fix his or their remuneration.
32.9Every auditor of the Company shall have a right of access at all times to the books and accounts of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.
33Capitalisation of Profits
33.1The Directors may:
(a)subject as provided in this Article, resolve to capitalize any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;
(b)appropriate the sum resolved to be capitalised to the Shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those Shareholders, or as they may direct, in those proportions, or partly in one way and partly in the other, provided that on any such capitalization holders of Class A Common Shares shall receive Class A Common Shares (or rights to acquire Class A Common Shares, as the case may be) and holders of Class B Common Shares shall receive Class B Common Shares (or rights to acquire Class B Common Shares, as the case may be);
(c)resolve that any shares so allotted to any Shareholder in respect of a holding by him of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;
(d)make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article in fractions; and
(e)authorise any person to enter on behalf of all the Shareholders concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such Shareholders.
34Share Premium Account
34.1The Directors shall in accordance with Section 34 of the Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed as described in Article 4.10.
34.2There shall be debited to any share premium account:
(a)on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Law, out of capital; and
(b)any other amounts paid out of any share premium account as permitted by Section 34 of the Law.

35Notices
35.1Except as otherwise provided in these Articles and subject to the rules of any Designated Stock Exchange, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally or by posting it airmail or by air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register of Shareholders, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by advertisement in appropriate newspapers in accordance with the requirements of any Designated Stock Exchange, or by facsimile or by placing it on the Company’s Website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Shareholders in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
35.2Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.
35.3Any notice or other document, if served by:
(a)post, shall be deemed to have been served five days after the time when the letter containing the same is posted;
(b)facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;
(d)electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or
(e)placing it on the Company’s Website, shall be deemed to have been served one (1) hour after the notice or document is placed on the Company’s Website.
In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
35.4A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting, and, where requisite, of the purpose for which it was called.

35.5Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Shareholders as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.
35.6Notice of every general meeting of the Company shall be given to:
(a)all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address, facsimile number or email address for the giving of notices to them; and
(b)every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.
No other Person shall be entitled to receive notices of general meetings
36Winding Up
36.1The Board shall have the power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.
36.2If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide among the Shareholders in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Shareholders as he with the like sanction determines, but no Shareholder shall be compelled to accept any assets upon which there is a liability.
36.3If the Company shall be wound up and the assets available for distribution amongst the Shareholders as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the Shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

37Indemnity
37.1Every Indemnified Person and the personal representatives of the same shall be fully indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by him, otherwise than by reason of any act taken by him without due authority which causes loss to the Company, his own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Company or its affairs in any court whether in the Islands or elsewhere. Such Losses incurred in defending or investigating any such proceeding shall be fully paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined by a non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder with respect thereto.
37.2No such Indemnified Person of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company’s property may be deposited or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto or (vii) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Person’s part, unless he has acted dishonestly, with willful default or through fraud.

37.3The Company hereby acknowledges that certain Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from or against (other than directors’ and officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any such insurance obtained or maintained pursuant to Article 37.4 hereof) Other Indemnitors. The Company hereby agrees that: (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of any Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary); (ii) it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of these Articles (or any other agreement between the Company and an Indemnified Person) without regard to any rights an Indemnified Person may have against any Other Indemnitors; and (iii) it irrevocably waives, relinquishes and releases any Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by any Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and without prejudice to Article 38 below, Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. For the avoidance of doubt, no Person or entity providing Directors’ or officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any Person providing such insurance obtained or maintained pursuant to Article 37.4 hereof, shall be an Other Indemnitor.
37.4The Directors shall exercise all the powers of the Company, on a reasonable best efforts basis, to purchase and maintain insurance for the benefit of a Person who is or was (whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 37 or under applicable law): (a) a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary of the Company or in which the Company has or had an interest (whether direct or indirect); or (b) the trustee of a retirement benefits scheme or other trust in which a person referred to in Article 37.1 is or has been interested, indemnifying him against any liability which may lawfully be insured against by the Company.
38Claims Against the Company
Notwithstanding Article 37.3, unless otherwise determined by a majority of the Board, in the event that (i) any Shareholder (the “Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Company and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits in which the Claiming Party prevails, then each Claiming Party shall, to the fullest extent permissible by law, be obligated jointly and severally to reimburse the Company for all fees, costs and expenses (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the Company may incur in connection with such Claim.

39Untraceable Shareholders
39.1Without prejudice to the rights of the Company under Article 39.2, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two (2) consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.
39.2The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Shareholder who is untraceable, but no such sale shall be made unless:
(a)all cheques or warrants in respect of dividends of the shares in question, being not less than three (3) in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;
(b)so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Shareholder who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and
(c)the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.
For the purposes of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in this Article 39.2 and ending at the expiry of the period referred to in that paragraph.
39.3To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such persons shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Shareholder for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Shareholder holding the shares sold is dead, bankruptcy or otherwise under any legal disability or incapacity.

40Amendment of Memorandum of Articles
40.1Subject to the Law, the Company may by Special Resolution change its name or change the provisions of the Memorandum with respect to its objects, powers or any other matter specified therein.
40.2Subject to the Law and as provided in these Articles, the Company may at any time and from time to time by Special Resolution, alter or amend these Articles in whole or in part.
41Transfer by Way of Continuation
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.